FOR IMMEDIATE RELEASE

July 18, 2012

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey…. July 18, 2012 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 102,594 square foot industrial building located at 685 Alliance Parkway, McClennan County, Waco, Texas, at a purchase price of $8,733,000.  The property is net-leased for 10 years to FedEx Ground Package System, Inc., a Delaware corporation.

The building is situated on approximately 17 acres and has expansion capabilities. This is a brand new construction by Jones Development Company.

Michael P. Landy, COO, commented, “We are very pleased to add this new FedEx Ground facility to our growing portfolio. This marks our seventh acquisition this year. All of these acquisitions have been brand new built-to-suit constructions. We have now added a total of 1 million square feet to our high caliber asset base since September 30th. This increases our portfolio to seventy-two properties, containing 8.5 million square feet of gross leasable area, strategically situated across twenty-six different states.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants. The Company’s portfolio now consists of seventy-one industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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